CFO Commentary - Second Quarter 2019 Financial Results

The following metrics and commentary are provided by management and should be reviewed in conjunction with our second quarter 2019 financial results press release, available on the Investor Relations section of our website at http:/investors.infinera.com.

Second Quarter 2019 Financial Results
GAAP

(In millions, except per share amounts and percentages)	Q2'19	Q1'19	Q2'18	Q/Q Change	Y/Y Change
Revenue	$296.3	$292.7	$208.2	1%	42%
Product	226.9	223.0	175.3	2%	29%
Service	69.4	69.7	32.9	—%	111%
Gross margin %	20.7%	22.7%	40.5%	(200)pts	(1980)pts
Research and development	73.9	73.7	56.1	—%	32%
Sales and marketing	37.7	40.0	28.2	(6)%	34%
General and administrative	35.6	33.0	18.4	8%	93%
Amortization of intangible assets	6.7	7.1	1.5	(6)%	347%
Acquisition and integration costs	12.2	7.1	—	72%	NMF*
Restructuring and related	3.5	17.2	1.7	(80)%	106%
Total operating expenses	$169.6	$178.1	$105.9	(5)%	60%
Operating margin %	(36.6)%	(38.2)%	(10.4)%	(160)pts	(2620)pts
Net loss	$(113.7)	$(121.6)	$(21.9)	6%	(419)%
EPS	$(0.64)	$(0.69)	$(0.14)	$0.05	$(0.50)
*NMF = Not meaningful

Non-GAAP

(In millions, except per share amounts and percentages)	Q2'19	Q1'19	Q2'18	Q/Q Change	Y/Y Change
Revenue	$306.9	$295.6	$208.2	4%	47%
Product	235.0	223.0	175.3	5%	34%
Service	71.9	72.6	32.9	(1)%	119%
Gross margin %	30.7%	35.3%	43.9%	(4.6)pts	(13.2)pts
Research and development	67.8	70.1	52.0	(3)%	30%
Sales and marketing	35.5	38.5	25.2	(8)%	41%
General and administrative	28.5	30.8	15.6	(7)%	83%
Total operating expenses	$131.8	$139.4	$92.8	(6)%	42%
Operating margin %	(12.3)%	(11.9)%	(0.7)%	(40)pts	(1160)pts
Net loss	$(42.0)	$(41.2)	$(1.3)	(2)%	NMF*
EPS	$(0.24)	$(0.23)	$(0.01)	$(0.01)	$(0.23)
*NMF = Not meaningful

This CFO Commentary contains non-GAAP financial measures. The reconciliation of the GAAP to non-GAAP financial measures can be found at the end of this document.

Our results for the first and second quarters of 2019 include the Coriant business, which was acquired on October 1, 2018.

Q2’19 Overview

Our second quarter non-GAAP results were better than our initial expectations with revenue near the high end of our guidance range and gross margin slightly above the midpoint, while operating expenses also came in slightly below our guidance range.

Revenue:

In the second quarter of 2019, GAAP revenue was $296 million, which represents a 1% sequential increase. Non-GAAP revenue of $307 million adds back the impact of an accounting charge recorded in connection with commitments made to a customer to reimburse them for costs they incurred related to a network outage. In the second quarter, we won opportunities with multiple new Tier-1 carriers, began the initial revenue ramp with one of the largest internet content providers ("ICPs") in the world, began shipments for a large government opportunity and saw strong demand from some of our largest customers.

We had one greater than 10% customer in the quarter. This long time North American Tier-1 customer represented 13% of our total revenue as they are building numerous new routes with us. Our top five customers in the quarter consisted of: two domestic Tier-1s, two international Tier-1s, and an ICP.

As we expected going into the second quarter, bookings were significantly higher than revenue recognized in the quarter, allowing us to grow backlog going into the second half of 2019. We deployed a large amount of new footprint business in the quarter, which should provide a sizable opportunity for high margin growth business as we move forward.

Geographies
North America (45% of total revenue):

•
In the second quarter of 2019, our business in North America grew approximately 1% on a sequential basis. Revenue was distributed across the major verticals with three Tier-1s representing over 40% of the region’s revenue, followed by an ICP and a Tier-2 operator. The top 10 customers in this region accounted for over 70% of the region's total revenue. During the quarter, we experienced strong growth in our ICP business, including initial revenue from an ICP customer deploying our Groove platform. We also had growth in our Other Service Providers vertical due to a large deal with the Federal government. The growth in the two noted verticals was partially offset by another challenging quarter in Cable as the spend environment with our largest customer continues to be soft.

International (55% of total revenue):

•
EMEA (30% of total revenue): Revenue in the second quarter of 2019 in the EMEA region decreased by approximately 9% sequentially as several large customers completed builds during 2018. The top 10 customers represented approximately 45% of the total revenue in the region during the quarter. Across the customer end market verticals, we continued to see growth from Tier-1 customers, ICP was relatively flat and we saw a drop off in demand within the Cable and Other Service Provider verticals. With over 50% of our revenue from a wide base of customers within the Other Service Provider vertical, there can be large swings from quarter to quarter dependent on the timing of customer builds. As we continue to expand our relationships with the large Tier-1 customers in EMEA it should help stabilize the revenue stream.

•
APAC (15% of total revenue): The APAC region continues to be a strong region for us. During the quarter, we had revenue from several Tier-1 service providers in the region. We remain optimistic about our growth prospects in the region, with upcoming opportunities to add capacity to recently deployed networks and build new networks for new and existing customers. The top 10 customers represented approximately 75% of our total revenue in the region during the quarter.

•
Other Americas (LATAM) (10% of total revenue): LATAM now represents a greater portion of global revenue than it has historically. During the quarter, we saw revenue nearly double sequentially driven by investments from Tier-1 and Other Service Provider customers. The top 10 customers accounted for over 80% of our total revenue in the region. In the quarter, we saw solid demand from both regional Tier-1s and large multi-national Tier-1s building in the region. Also of note, we saw the first signs of renewed demand from our Tier-1 customer in Mexico, which began ordering again in the quarter.

Customer Verticals

•
Tier-1s represented nearly 50% of global revenue during the quarter as our relationships with Tier-1 customers continued to expand. One of the key attributes of the Coriant acquisition was their strong base of global Tier-1s. Those relationships taken together with improved scale and our strong technology can pay significant dividends for years to come. Many of these customers represent a strong revenue stream and a large opportunity for growth. As many of these customers represent mobile carriers, we believe the emergence of 5G technology will drive significant opportunities for us over the next several years. Overall, revenue in the quarter grew from a number of larger customers, including significant footprint expansion deployments. North American based Tier-1s represented over 40% of our global Tier-1 revenue as we now have relationships with all the major Tier-1s in this region. EMEA represented nearly 25% of global Tier-1 revenue with APAC at just over 20% and LATAM the remaining 10%.

•
Other Service Providers represented over 35% of our total revenue in the quarter. Customers in this vertical predominantly represent Tier-2 operators, bandwidth wholesalers and governmental organizations. Revenue among these customers was widespread, with two customers, a Federal government customer and a Tier-2 carrier in the overall top 10 customer list during the quarter. Three quarters of our revenue in this vertical was evenly split between EMEA and North America, with the remainder coming from LATAM and APAC.

•
ICPs represented nearly 10% of our total revenue during the quarter, growing over 40% sequentially driven by the initial ramp of a new large ICP customer. We now serve substantially all of the top global ICPs. With a current product portfolio including the Cloud Xpress, the XT Series and the Groove, significant opportunities to address ICP subsea demand, and a roadmap of future products combining the strengths of both platforms, we believe we are well positioned to grow this vertical. In line with the largest ICPs in the world being headquartered in North America, this region represented nearly 80% of our ICP revenue.

•
Cable represented just over 5% of our total revenue in the quarter as spending with our largest customer continued to be depressed and customers in other regions followed similar trends. We anticipate these conditions to persist for the remainder of 2019. Despite these issues we believe our longstanding relationships with Cable operators should benefit us as they roll out their DAA architectures over the next several years. We are optimistic about our positioning with our disaggregated solutions for these architectures and anticipate decisions in the coming quarters. Geographically, revenue within this vertical was split roughly 50/50 between North America and EMEA in the quarter.

Gross Margin (GAAP 20.7%; Non-GAAP 30.7%)

•
The largest driver of the difference between GAAP and non-GAAP gross margin results was non-recurring acquisition and integration costs, primarily related to the transition of our Berlin manufacturing to a manufacturing partner and the modification of a royalty arrangement with a development partner. In addition, given the non-recurring nature of the customer outage charge to revenue that was excluded in our the non-GAAP results.

•
Non-GAAP gross margin was ahead of the mid-point of our 28% to 32% guidance range primarily due to continued cost improvement efforts post-acquisition. We continue to demonstrate improvements on the Coriant side of the business as we drive more cost discipline in our decision-making and have significantly improved third-party materials pricing. We are also benefitting from headcount reductions from our restructuring actions. The sequential gross margin decline was the result of a strong mix shift towards footprint expansion projects, which we expect to persist for at least another quarter.

Operating Expenses (GAAP $169.6 million; Non-GAAP $131.8 million)

•
Our GAAP operating expenses included $12 million associated with acquisition and integration costs primarily consisting of legal, financial, IT, manufacturing-related costs, employee-related costs and professional fees incurred in connection with the integration of the Coriant business. In addition, we had higher stock compensation costs as well as a preliminary litigation settlement in the quarter. Management believes that these expenses are non-recurring, not indicative of ongoing operating performance and that their exclusions provide a better indication of Infinera's underlying business performance.

•
Our non-GAAP operating expenses came in slightly below our guidance range of $132 million to $138 million. This was mainly due to continued efforts to drive synergies in connection with the integration of Coriant.

Operating Margin (GAAP (36.6)%; Non-GAAP (12.3)%)

•	Our operating margin on a GAAP basis improved slightly sequentially primarily due to higher revenue and an improved cost structure.

•	Our operating margin on a non-GAAP basis was better than the implied midpoint of our guidance of (15)% due to higher revenue relative to growth and strong progress in operational synergies.

Earnings per Share (GAAP $(0.64); Non-GAAP $(0.24))

•	EPS on a GAAP basis improved sequentially due to higher revenue levels and an improved cost structure.

•	EPS on a non-GAAP basis was better than the midpoint of our guidance of $(0.28) due to higher than expected revenue and an improved cost structure.
Balance Sheet

(In millions)	Q2'19	Q1'19	Q2'18
Cash, investments & restricted cash	$140.0	$211.3	$134.4
Accounts receivable	$260.4	$267.1	$148.0
Inventory	$338.8	$332.5	$219.3
Accounts payable	$194.9	$163.8	$80.3

•
Cash, investments and restricted cash, decreased by $71.3 million in the second quarter of 2019 on a sequential basis due to the operating loss in the quarter, severance and integration costs and working capital changes. We anticipate the reduction in cash in the third quarter to decrease significantly as the financial results improve and our integration and restructuring costs begin to wane. We continue to expect to begin generating cash again during the fourth quarter of 2019.

•
Net accounts receivable in the second quarter of 2019 declined $6.7 million due to improved collections focus across the board and particularly from addressing certain longer payment term deals inherited from the Coriant business.

•
Net inventory increased by $6.3 million in the second quarter of 2019 on a sequential basis as we built up inventory to ensure sufficient capacity to meet strengthening demand in the second half of 2019.

•	Accounts payable increased by $31.1 million in the second quarter, largely due to the build-up of inventory associated with the demand in the second half of 2019 and the timing of payments.

Forward-Looking Statements
This CFO Commentary contains a forward-looking statement based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statement includes, without limitation, our expectations about our margins over the coming quarters; our ability to generate positive cash flow in upcoming quarters; our expectations regarding the emergence of 5G technology to drive significant opportunities for us over the next several years; our ability to grow revenue in the ICP vertical; and returning to non-GAAP profitability in the fourth quarter of 2019.

These statements are based on information available to us as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. For a list of risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statement please refer to our second quarter of 2019 earnings release of the same date. More information on potential factors that may impact our business are set forth in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2019 as filed with the SEC on May 9, 2019, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. We assume no obligation to, and do not currently intend to, update any such forward-looking statements.
Use of Non-GAAP Financial Information
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin, operating expenses, operating margin, net loss and EPS. To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated above, which exclude acquisition-related deferred revenue and inventory adjustments, other customer related charges, non-cash stock-based compensation expenses, amortization of acquired intangible assets, acquisition and integration costs, restructuring and related costs (credits), litigation charges, amortization of debt discount on Infinera’s convertible senior notes, impairment charge of non-marketable equity investments, gain on non-marketable equity investments, and certain purchase accounting adjustments related to Infinera's acquisitions, along with related tax effects. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss, basic and diluted net loss per share, gross margin or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations. For a description of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures, please see the section titled, “GAAP to Non-GAAP Reconciliations.”

Infinera Corporation
GAAP to Non-GAAP Reconciliations
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended						Six Months Ended
	June 29, 2019		March 30, 2019		June 30, 2018		June 29, 2019		June 30, 2018
Reconciliation of Revenue:
U.S. GAAP as reported	$296,250		$292,707		$208,227		$588,957		$410,908
Acquisition-related deferred revenue adjustment(1)	2,530		2,905		—		5,435		—
Other customer related charges(2)	8,100		—		—		8,100		—
Non-GAAP as adjusted	$306,880		$295,612		$208,227		$602,492		$410,908

Reconciliation of Gross Profit:
U.S. GAAP as reported	$61,256	20.7%	$66,432	22.7%	$84,305	40.5%	$127,688	21.7%	$166,473	40.5%
Acquisition-related deferred revenue adjustment(1)	2,530		2,905		—		5,435		—
Other customer related charges(2)	8,100		—		—		8,100		—
Stock-based compensation(3)	1,591		1,328		2,039		2,919		3,033
Amortization of acquired intangible assets(4)	8,098		8,252		4,943		16,350		10,284
Acquisition and integration costs(5)	10,700		2,064		—		12,764		—
Acquisition-related inventory adjustments(6)	—		1,778		—		1,778		—
Restructuring and related(7)	1,864		21,466		26		23,330		43
Non-GAAP as adjusted	$94,139	30.7%	$104,225	35.3%	$91,313	43.9%	$198,364	32.9%	$179,833	43.8%

Reconciliation of Operating Expenses:
U.S. GAAP as reported	$169,640		$178,120		$105,924		$347,760		$212,770
Stock-based compensation(3)	11,456		7,385		10,005		18,841		19,994
Amortization of acquired intangible assets(4)	6,745		7,057		1,487		13,802		3,094
Acquisition and integration costs(5)	12,164		7,134		—		19,298		—
Restructuring and related(7)	3,471		17,188		1,680		20,659		1,517
Litigation charges(8)	4,050		—		—		4,050		—
Non-GAAP as adjusted	$131,754		$139,356		$92,752		$271,110		$188,165

Reconciliation of Loss from Operations:
U.S. GAAP as reported	$(108,384)	(36.6)%	$(111,688)	(38.2)%	$(21,619)	(10.4)%	$(220,072)	(37.4)%	$(46,297)	(11.3)%
Acquisition-related deferred revenue adjustment(1)	2,530		2,905		—		5,435		—
Other customer related charges(2)	8,100		—		—		8,100		—
Stock-based compensation(3)	13,047		8,713		12,044		21,760		23,027
Amortization of acquired intangible assets(4)	14,843		15,309		6,430		30,152		13,378
Acquisition and integration costs(5)	22,864		9,198		—		32,062		—
Acquisition-related inventory adjustments(6)	—		1,778		—		1,778		—
Restructuring and related(7)	5,335		38,654		1,706		43,989		1,560
Litigation charges(8)	4,050		—		—		4,050		—
Non-GAAP as adjusted	$(37,615)	(12.3)%	$(35,131)	(11.9)%	$(1,439)	(0.7)%	$(72,746)	(12.1)%	$(8,332)	(2.0)%

	Three Months Ended			Six Months Ended
	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Reconciliation of Net Loss:
U.S. GAAP as reported	$(113,656)	$(121,601)	$(21,938)	$(235,257)	(48,218)
Acquisition-related deferred revenue adjustment(1)	2,530	2,905	—	5,435	—
Other customer related charges(2)	8,100	—	—	8,100	—
Stock-based compensation(3)	13,047	8,713	12,044	21,760	23,027
Amortization of acquired intangible assets(4)	14,843	15,309	6,430	30,152	13,378
Acquisition and integration costs(5)	22,864	9,198	—	32,062	—
Acquisition-related inventory adjustments(6)	—	1,778	—	1,778	—
Restructuring and related(7)	5,335	38,654	1,706	43,989	1,560
Litigation charges(8)	4,050	—	—	4,050	—
Amortization of debt discount(9)	4,348	4,241	1,892	8,589	4,671
Gain/Loss on non-marketable equity investment(10)	(1,009)	—	—	(1,009)	—
Income tax effects(11)	(2,470)	(426)	(1,415)	(2,896)	(2,944)
Non-GAAP as adjusted	$(42,018)	$(41,229)	$(1,281)	$(83,247)	$(8,526)

Net Loss per Common Share - Basic and Diluted:
U.S. GAAP as reported	$(0.64)	$(0.69)	$(0.14)	$(1.33)	$(0.32)
Non-GAAP as adjusted	$(0.24)	$(0.23)	$(0.01)	$(0.47)	$(0.06)

Weighted Average Shares Used in Computing Net Loss per Common Share - Basic and Diluted:	178,677	176,406	152,259	177,542	151,296
____________________________

(1)	Business combination accounting principles require Infinera to write down to fair value its maintenance support contracts assumed in the Coriant acquisition. The revenue for these support contracts is deferred and typically recognized over a one-year period, so Infinera's GAAP revenue for the one year period after the acquisition will not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustment eliminates the effect of the deferred revenue write-down. Management believes these adjustments to the revenue from these support contracts are useful to investors as an additional means to reflect revenue trends of Infinera's business.

(2)
Other customer related charges include one-time benefits and charges that are not directly related to Infinera’s ongoing or core business results. During the quarter, Infinera agreed to reimburse a customer for certain expenses incurred by them in connection with a network service outage that occurred during the fourth quarter of fiscal 2018. Management has excluded the impact of this charge in arriving at Infinera's non-GAAP results because it is non-recurring, and management believes that this reimbursement is not indicative of ongoing operating performance.

(3)
Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation effective January 1, 2006. The following table summarizes the effects of stock-based compensation related to employees and non-employees (in thousands):

	Three Months Ended			Six Months Ended
	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Cost of revenue	$663	$538	$624	$1,201	$502
Research and development	6,127	3,603	4,192	9,730	8,516
Sales and marketing	2,099	1,547	3,046	3,646	5,944
General and administration	3,230	2,235	2,767	5,465	5,534
	12,119	7,923	10,629	20,042	20,496
Cost of revenue - amortization from balance sheet*	928	790	1,415	1,718	2,531
Total stock-based compensation expense	$13,047	$8,713	$12,044	$21,760	$23,027
 _____________________________

*	Stock-based compensation expense deferred to inventory and deferred inventory costs in prior periods recognized in the current period.

(4)
Amortization of acquired intangible assets consists of developed technology, trade names, customer relationships and backlog acquired in connection with the Coriant acquisition, which closed during the fourth quarter of 2018. Amortization of acquired intangible assets also consists of amortization of developed technology, trade names and customer relationships acquired in connection with the Transmode AB acquisition. U.S. GAAP accounting requires that acquired intangible assets are recorded at fair value and amortized over their useful lives. As this amortization is non-cash, Infinera has excluded it from its non-GAAP gross profit, operating expenses and net income measures. Management believes the amortization of acquired intangible assets is not indicative of ongoing operating performance and its exclusion provides a better indication of Infinera's underlying business performance.

(5)
Acquisition and integration costs consist of legal, financial, IT, manufacturing-related costs, employee-related costs and professional fees incurred in connection with Infinera's acquisition of Coriant. These amounts have been adjusted in arriving at Infinera's non-GAAP results because management believes that these expenses are non-recurring, not indicative of ongoing operating performance and their exclusion provides a better indication of Infinera's underlying business performance.

(6)
Business combination accounting principles require Infinera to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to Infinera's cost of sales excludes the amortization of the acquisition-related step-up in carrying value for units sold in the quarter. Additionally, in connection with the Coriant acquisition, cost of sales excludes a one-time adjustment in inventory as a result of renegotiated supplier agreements that contained unusually higher than market pricing. Management believes these adjustments are useful to investors as an additional means to reflect ongoing cost of sales and gross margin trends of Infinera's business.

(7)
Restructuring and related costs are associated with Infinera's two restructuring initiatives implemented during the fourth quarter of 2018 and during the fourth quarter of 2017, the planned closure of the Company's Berlin, Germany manufacturing facility and Coriant's historical restructuring plan associated with their early retirement plan. In addition, management included accelerated amortization on operating lease right-of-use assets due to the cease use of certain facilities. Management has excluded the impact of these charges in arriving at Infinera's non-GAAP results as they are non-recurring in nature and its exclusion provides a better indication of Infinera's underlying business performance.

(8) Litigation charges are associated with the preliminary settlement of a litigation matter agreed to during the quarter ended June 29, 2019. Management has excluded the impact of this charge in arriving at Infinera's non-GAAP results because it is non-recurring, and management believes that this expense is not indicative of ongoing operating performance.

(9)
Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. Accordingly, for GAAP purposes, Infinera is required to amortize as debt discount an amount equal to the fair value of the conversion option that was recorded in equity as interest expense on the $402.5 million in aggregate principal amount of its 2.125% convertible debt issuance in September 2018 due September 2024 and the $150 million in aggregate principal amount of its 1.75% convertible debt issuance in May 2013 due June 2018, over the term of the respective notes. Interest expense has been excluded from Infinera's non-GAAP results because management believes that this non-cash expense is not indicative of ongoing operating performance and provides a better indication of Infinera's underlying business performance.

(10)
Management has excluded the gain on the sale related to non-marketable equity investments in arriving at Infinera's non-GAAP results because it is non-recurring, and management believes that this income is not indicative of ongoing operating performance

(11)
The difference between the GAAP and non-GAAP tax provision is due to the net tax effects of the purchase accounting adjustments, acquisition-related costs and amortization of acquired intangible assets.